Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2017 FIRST QUARTER

First Mid Announces:

▪	Completed First Clover Leaf Bank Merger and Integration

▪	Achieved Acquisition Cost Savings on Target

▪	Delivered Strong Year-Over-Year Growth in Net Income and Earnings Per Share

▪	Awarded Top 100 Best Performing Banks by Asset Size

We kicked off 2017 with a strong start to the year and continued to execute on our strategic plan. During the quarter, we completed the integration and merger of First Clover Leaf Bank, N.A. (“First Clover Leaf”) into First Mid-Illinois Bank & Trust, N.A. and achieved the cost savings targets set when we announced the transaction. The successful integration is a testament to the hard work of the team and the commitment to our customers. Completing the merger of the banks provides a stronger balance sheet, an increased legal lending limit and brings consistency of our products and services across all our markets. The St. Louis metro-east markets have been a great addition to First Mid’s legacy markets and we have produced new business through the larger lending limits, deposit growth and enhanced customer value with new revenue opportunities in both our insurance and wealth management divisions.

For the first quarter of 2017, we delivered financial results that are consistent with our strategic objectives for both organic and acquisitive growth. Net income increased over 30% to $6.3 million compared to $4.8 million for the same period last year. For the quarter, diluted earnings per share was $0.50 compared to $0.49 for the first quarter of 2016. Net income increased due to, among other things, a combination of loan growth, higher net interest margin, growth in non-interest income and the First Clover Leaf acquisition, which closed on September 8, 2016.

With the First Clover Leaf bank merger and system conversion completed on March 17th, we incurred approximately $1.7 million in acquisition related non-recurring costs. We recorded $0.9 million in pre-tax accretion income that was in addition to the scheduled amount as a result of the payoff or refinance of First Clover Leaf acquired loans. In total, the quarter included approximately $1.5 million in pre-tax benefit for net purchase accounting accretion, net of amortization expense for intangibles.

Net interest income in the first quarter of 2017 totaled $22.8 million compared to $16.1 million last year. The net interest margin for the quarter on a tax equivalent basis (5), a non-GAAP metric, was 3.63% compared to 3.37% for the same period in 2016. In addition to the net accretion income from the purchase of First Clover Leaf, the increase in net interest margin is primarily due to the organic and acquisition related growth in earning assets and the favorable shift in the mix of both earning assets and funding liabilities. Increased interest rates drove higher yields in the investment portfolio. Loan balances increased to $1.80 billion as of March 31, 2017 compared to $1.28 billion on March 31, 2016 with both organic and acquisition related growth. As expected, the seasonal agricultural operating loan paydowns helped drive an overall decline in loan balances during the quarter by $30.3 million. Total deposits ended the quarter at $2.33 billion, which was flat compared to year-end and an increase from $1.74 billion at March 31, 2016.

During the quarter, we recognized $1.7 million of provision expense compared to $0.1 million in the first quarter of 2016. The increase was primarily due to a combination of the new loans since the acquisition of First Clover Leaf and higher net charge-offs. Net charge-offs for the quarter were $0.6 million compared to a small net recovery for the same period of 2016. Our overall asset quality remains strong as total non-performing loans and other real estate owned to total assets was 1.06% as of March 31, 2017. Total non-performing loans and other real estate owned at March 31, 2017 were $30.1 million compared $20.2 million at December 31, 2016 and $4.7 million at March 31, 2016. The non-performing loan increase in the first quarter was mostly attributable to the addition of one $9.2 million loan secured by commercial real estate. Loans added with the First Clover Leaf acquisition were recorded under fair value accounting which does not allow the carryover of the allowance for loan losses. This was the primary reason for the allowance for loan losses to total loans declining to 0.99% compared to last year and the ratio of allowance for loan losses to non-performing loans declining to 65%. The allowance for loan losses to total loans increased from 0.92% at December 31, 2016 as a result of the higher provision and reduced loan balances during the quarter.

Non-interest income for the first quarter of 2017 was $7.5 million compared to $6.6 million for the same period of 2016. Electronic services, deposit service charges and mortgage banking all increased year-over-year primarily due to the acquisition of First Clover Leaf. Insurance commissions increased by $0.3 million with solid growth from the Illiana agency that we acquired in 2015. We did not have any securities gains or losses in the current quarter, while we recorded net securities gains of $0.3 million for the first quarter of 2016.

Operating expenses for the quarter were $19.2 million compared to $15.2 million for the same period last year. The increase in expenses is primarily attributable to the First Clover Leaf acquisition as well as the integration related non-recurring costs totaling $1.7 million. Salary and benefits increased to $9.9 million from $7.8 million in the first quarter of 2016 as full-time equivalent employees increased to 590 from 516. Occupancy expenses also increased to $3.1 million from $2.9 million with the addition of seven new locations from First Clover Leaf. At quarter-end, we closed one of these locations and consolidated it with an existing First Mid facility in the same community.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets declined from last year with the First Clover Leaf acquisition, but have continued to improve with the earnings growth since we closed the transaction. We also completed the conversion of $27.4 million of Series C preferred stock to common stock during the second quarter of 2016. The conversion led to the increase in the common tier 1 capital ratio. Our tangible book value per share, a non-GAAP metric (1), increased to $17.68 at March 31, 2017 compared to $15.97 at March 31, 2016 primarily due to the increased retained earnings from net income.

First Mid-Illinois Bancshares, Inc. was recently recognized again for its strong financial performance. We were selected as one of the top 100 best-performing community banks for 2016 with assets between $1 billion and $10 billion by S&P Global Market Intelligence. The top performing community banks were identified based on six key financial metrics including pretax return on average tangible common equity, net charge-offs as a percentage of average loans, efficiency ratio, adjusted Texas ratio, net interest margin on a fully taxable equivalent basis and loan growth. We are proud to receive such an award and appreciate the recognition for our consistently strong performance.

Over the last couple of years, we have continued to take steps to enhance the investment profile of First Mid stock to increase long-term shareholder value. We joined the Russell 3000 Index, increased the visibility of First Mid stock by presenting at investor conferences, have received increased analyst coverage, used our stock as currency for an acquisition, and maintained a competitive dividend. These steps have contributed to a significant increase in First Mid shares traded on the NASDAQ stock market. The increase in trading volume creates a more efficient market for our stock and has improved liquidity for our shareholders.

As this strategy continues to make us a more prevalent public company, we will be making improvements to the presentation and distribution of the quarterly materials provided to our shareholders. Beginning next quarter, we will begin producing and distributing a financial earnings release over a national wire service. This effort will broaden the visibility of our material and provide analysts and shareholders more timely and additional information to evaluate the success of First Mid. The financial earnings release will be available on our website and for viewing across nearly every website that provides stock quotes. At that time, we will no longer produce and mail this letter. In addition, the new earnings release will be filed as an 8-K with the Securities and Exchange Commission (“SEC”). Shareholders can go to the investor relations section of our website to sign up for automatic notifications of releases and SEC filings. If shareholders would like to sign up to receive email distributions of the financial earnings release, they may do so by contacting our Investor Relations department at aholt@firstmid.com or by calling 217-258-0463. We are excited to take this step and believe our shareholders will like the change.

In conclusion, we kicked off 2017 with a successful integration of First Clover Leaf and a strong quarter of financial results. The successful acquisition and integration of First Clover Leaf adds to our track record of being a proven consolidator, while continuing to deliver solid organic growth. We have a great team of nearly 600 hard-working and dedicated professional employees. Our strategic efforts have built a bigger and better bank with a strong balance sheet and improved market liquidity. We are well positioned for the future and to take advantage of the opportunities that lie ahead. I look forward to the rest of 2017 and beyond. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

April 26, 2017

First Quarter 2017 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2017	2016	2016
Assets
Cash and cash equivalents	$113,250	$175,902	$79,699
Investment securities	770,262	708,722	650,451
Loans (including loans held for sale)	1,795,662	1,825,992	1,276,905
Less allowance for loan losses	(17,846)	(16,753)	(14,736)
Net loans	1,777,816	1,809,239	1,262,169
Premises and equipment, net	39,517	40,292	30,034
Goodwill and intangibles, net	70,076	70,623	49,549
Bank Owned Life Insurance	41,600	41,318	25,009
Other assets	36,925	38,439	22,733
Total assets	$2,849,446	$2,884,535	$2,119,644

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$456,038	$471,206	$360,603
Interest bearing	1,873,491	1,858,681	1,379,751
Total deposits	2,329,529	2,329,887	1,740,354
Repurchase agreements with customers	143,864	185,763	116,689
Other borrowings	53,205	58,157	20,000
Junior subordinated debentures	23,938	23,917	20,620
Other liabilities	8,172	6,138	9,949
Total liabilities	2,558,708	2,603,862	1,907,612
Total stockholders’ equity	290,738	280,673	212,032
Total liabilities and stockholders’ equity	$2,849,446	$2,884,535	$2,119,644

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands) (unaudited)	Three months ended
	March 31,
	2017	2016
Balance at beginning of period	$280,673	$205,009
Net income	6,264	4,806
Dividends on preferred stock and common stock	—	(550)
Issuance of preferred and common stock	355	61
Purchase of treasury stock	—	—
Deferred compensation and other adjustments	240	151
Changes in accumulated other comprehensive income	3,206	2,555
Balance at end of period	$290,738	$212,032

First Quarter 2017 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)	(unaudited)
	Three months ended
	March 31,
	2017	2016
Interest income:
Interest and fees on loans	$19,927	$13,592
Interest on investment securities	4,040	3,221
Interest on federal funds sold & other deposits	215	166
Total interest income	24,182	16,979
Interest expense:
Interest on deposits	879	579
Interest on repurchase agreements with customers	40	18
Interest on other borrowings	274	150
Interest on subordinated debt	217	145
Total interest expense	1,410	892
Net interest income	22,772	16,087
Provision for loan losses	1,722	113
Net interest income after provision for loan losses	21,050	15,974
Non-interest income:
Trust revenues	930	981
Brokerage commissions	505	448
Insurance commissions	1,625	1,333
Service charges	1,712	1,509
Securities gains, net	—	260
Mortgage banking revenues	193	95
ATM / debit card revenue	1,568	1,489
Other	963	529
Total non-interest income	7,496	6,644
Non-interest expense:
Salaries and employee benefits	9,935	7,847
Net occupancy and equipment expense	3,133	2,879
Amortization of intangible assets	547	455
Legal and professional expense	831	784
Other	4,756	3,206
Total non-interest expense	19,202	15,171
Income before income taxes	9,344	7,447
Income taxes	3,080	2,641
Net income	$6,264	$4,806

Per Share Information
Basic earnings per common share	$0.50	$0.50
Diluted earnings per common share	0.50	0.49

First Quarter 2017 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2017	2016	2016
SHARE AND PER COMMON SHARE DATA
Book value per common share	$23.29	$22.51	$21.83
Tangible book value per common share (1)	$17.68	$16.84	$15.97
Common shares outstanding	12,483,787	12,470,999	8,456,302
Market price of stock	$33.84	$34.00	$24.11

REGULATORY CAPITAL RATIOS
Leverage ratio	9.37%	9.19%	9.35%
Total capital to risk-weighted assets	12.89%	12.79%	14.19%
Tier 1 capital to risk-weighted assets	12.07%	11.99%	13.19%
Common equity tier 1 capital to risk weighted assets (2)	10.97%	10.86%	9.95%
Preferred stockholders' equity	$0	$0	$27,400,000
Common stockholders' equity	$290,738,000	$280,673,000	$184,632,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	65%	92%	339%
Allowance for loan losses to total loans outstanding	0.99%	0.92%	1.15%
Total YTD net charge-offs (recoveries) (3)	$629,000	$649,000	$(47,000)
Total non-performing loans and other real estate owned	$30,085,000	$20,226,000	$4,744,000

	Three months ended
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2017	2016	2016
PERFORMANCE RATIOS (3)
Return on average assets (4)	0.88%	0.97%	0.91%
Return on average common equity (4)	8.77%	9.22%	9.35%
Net interest margin, TE (5)	3.63%	3.43%	3.37%

(1)	A non-GAAP metric defined as total common equity less goodwill and intangibles divided by common shares outstanding as of period end

(2)	A non-GAAP metric defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end

(3)	Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed

(4)	Net income is annualized for period

(5)
A non-GAAP net interest margin on a tax equivalent basis (TE), where the interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 36 Illinois communities and 1 Missouri community. Our talented team is comprised of almost 600 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K, and in the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com